Exhibit 99.1
CLAIRE’S STORES, INC. REPORTS OCTOBER
COMPARABLE STORE SALES INCREASE EIGHT PERCENT;
THIRD QUARTER GUIDANCE RAISED
PEMBROKE PINES, FL., November 3, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended October 29, 2005 comparable store sales rose eight percent. In the four-week period ended October 30, 2004 same store sales rose nine percent. Total sales during the four-week period ended October 29, 2005 increased nine percent to $100,351,000 compared with $91,828,000 for the comparable four-week period last year.
Comparable store sales results for October 2005 compared to October 2004 were as follows:
•	Claire’s North America: positive high single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive low teens
Please note that our same store sales calculations exclude hurricane related store closures.
Sales for the third quarter ended October 29, 2005 increased ten percent to $327,445,000, compared with $296,702,000 during last year’s third fiscal quarter. Comparable store sales increased nine percent this fiscal quarter, equal to the nine percent increase during the third quarter of Fiscal 2005.
For the first nine months of Fiscal 2006, sales increased eight percent to $954,994,000 compared to $883,516,000 for the comparable period last year. Year to date, comparable store sales increased six percent compared with an increase of 10 percent during the first nine months of Fiscal 2005.
Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Once again, our European business performed well and generated another month of positive comps in October. We are successfully repositioning our inventory, so that it continues to become more reflective of the tastes of our consumers. We also see a wonderful new avenue of opportunity with our entrance into Spain and Holland. We have continued to open stores in Spain and our total is now up to nine, with the tenth scheduled to open next week. Our third and largest store opened in Holland last week, with the opening of a 1,300 square foot store in the midst of Amsterdam’s key shopping district.”
Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “We are very pleased to report that our North American business outperformed our internal projections each month during the third fiscal quarter, even taking into account the worst hurricane season in memory. Admittedly, we were cautious in our plans, since the number of negative factors affecting consumers was larger than we have seen in some time. However, our customers kept shopping, and demonstrated their enthusiasm for our back to school and fall offerings.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
July	$105,838	$99,227	7%	7%
August	$110,717	$98,990	12%	10%
September	$116,366	$105,884	10%	8%
October	$100,351	$91,828	9%	8%
Year-to-Date	$954,994	$883,516	8%	6%
Business Outlook for the Third Fiscal Quarter – Fiscal 2006
For the third quarter of Fiscal 2006, we are now estimating that net income will reach $33 to $35 million, or $0.33 to $0.35 per diluted share.
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of October 29, 2005, Claire’s Stores, Inc. operated approximately 2,880 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain and Holland. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 167 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 79 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.
Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com